UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Exchange Act of 1934 (Amendment No. _ )
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☐ Definitive Proxy Statement
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☑ Soliciting Material Pursuant to §240.14a-12
Allied Capital Corporation

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Allied Capital Announces Filing of Definitive Proxy Statement Related to Merger
with Ares Capital Corporation;
Urges Shareholders to Vote Their Shares
February 12, 2010 –– Washington, DC –– Allied Capital Corporation (NYSE: ALD) announced today that it has filed its definitive proxy statement for the Special Stockholders’ Meeting to be held on March 26, 2010. As described in the proxy statement, Allied Capital has set a record date of February 2, 2010 and a special meeting date of March 26, 2010. The joint proxy is being mailed to all Allied Capital shareholders on or about February 16, 2010 and is available on Allied Capital’s website (www.alliedcapital.com).
Allied Capital shareholders are being asked to vote on the approval of the merger and the merger agreement with Ares Capital Corporation described in the joint proxy. Approval of the merger and the merger agreement requires the affirmative vote of two-thirds of Allied Capital’s outstanding shares entitled to vote on the matter.
If approved, Allied Capital shareholders will become Ares Capital shareholders, with each Allied Capital shareholder receiving 0.325 shares of Ares Capital common stock for each share of Allied Capital stock owned. If the merger is completed, Allied Capital shareholders will own approximately 30% of the combined company.
After careful consideration, the board of directors of Allied Capital unanimously recommends that its shareholders vote “FOR” approval of the merger and the merger agreement. We believe Allied Capital shareholders will benefit from this merger through the ownership of a stronger combined company and the resumption of dividend payments. In addition, we believe the combined company will benefit from a well-capitalized balance sheet, access to capital for growth, an excellent middle market investment origination team and a proven asset management platform. Through this transaction we expect to create a company that is well-positioned for future growth in a market that presents attractive investment opportunities.
Each shareholder’s vote is extremely important. The majority – about 70% – of Allied Capital’s 180 million shares outstanding are held by individual investors. Every vote is crucial and we ask that each shareholder contribute to this important decision by voting their shares.
Allied Capital urges each shareholder to submit their proxy as promptly as possible. If you haven’t received proxy materials from your broker by February 28, 2010, please call your broker to request them.
Allied Capital has engaged a proxy solicitor, Georgeson, to contact shareholders and solicit their vote. You may contact Georgeson at (866) 695-6072.
Allied Capital anticipates the closing of the acquisition to take place by the end of the first quarter of 2010. The closing of the acquisition is subject to the receipt of shareholder approvals from Allied Capital and Ares Capital shareholders, and other closing conditions.

About Allied Capital
Allied Capital (NYSE: ALD) is a business development company (BDC) that is regulated under the Investment Company Act of 1940. Allied Capital invests long-term debt and equity capital in middle-market businesses nationwide. Founded in 1958 and operating as a public company since 1960, Allied Capital has been investing in the U.S. entrepreneurial economy for over 50 years. Allied Capital has a diverse portfolio of investments in 92 companies across a variety of industries. For more information, please visit www.alliedcapital.com, call Allied Capital investor relations toll-free at (888) 818-5298, or e-mail us at ir@alliedcapital.com.
Forward-Looking Statements
The information contained in this press release contains forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements, and these factors are enumerated in Allied Capital’s filings with the Securities and Exchange Commission.
Important Additional Information Filed with SEC
This Communication is being made in respect of the proposed business combination involving Ares Capital and Allied Capital.  In connection with the proposed transaction, Ares Capital has filed with the SEC a Registration Statement on Form N-14 that includes proxy statements of Ares Capital and Allied Capital and that also constitutes a prospectus of Ares Capital.  On or around February 16, 2010, Ares Capital and Allied Capital will begin mailing the Joint Proxy Statement/Prospectus to their respective shareholders of record as of the close of business on February 2, 2010. INVESTORS AND SECURITY HOLDERS OF ARES CAPITAL AND ALLIED CAPITAL ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.
Investors and security holders will be able to obtain free copies of the Registration Statement and Joint Proxy Statement/Prospectus and other documents filed with the SEC by each of Ares Capital and Allied Capital through the web site maintained by the SEC at www.sec.gov.  Free copies of the Registration Statement and Joint Proxy Statement/Prospectus and other documents filed with the SEC can also be obtained on Ares Capital Corporation’s website at www.arescapitalcorp.com or on Allied Capital Corporation’s website at www.alliedcapital.com.

Proxy Solicitation
Ares Capital, Allied Capital and their respective directors, executive officers and certain other members of management and employees may be soliciting proxies from Ares Capital and Allied Capital shareholders in favor of the acquisition.  Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the Ares Capital and Allied Capital shareholders in connection with the proposed acquisition is set forth in the Joint Proxy Statement/Prospectus filed with the SEC.  You can obtain free copies of these documents from Ares Capital and Allied Capital in the manner set forth above.
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